SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ----------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported): July 18, 2002 (July 18, 2002)

                             Arch Coal, Inc.
             (Exact name of registrant as specified in its charter)

   Delaware                           1-13105                    43-0921172
(State or other jurisdiction   (Commission File Number)      (I.R.S. Employer
    of incorporation)                                       Identification No.)


                  One CityPlace Drive, Suite 300, St. Louis, Missouri 63141
                    (Address of principal executive offices) (Zip code)


            Registrant's telephone number, including area code: (314) 994-2700














                               Page 1 of 4 pages.
                         Exhibit Index begins on page 4.

Item 5. Other  Events.

     On July 18, 2002, Arch Coal, Inc. (the "Company"), announced via press release its earnings and operating results for the second quarter of 2002. A copy of the Company's press release is attached hereto and incorporated herein by reference in its entirety.


Item 7.  Financial Statements and Exhibits.

  (c)      The following Exhibit is filed with this Current Report on Form 8-K:

           Exhibit No.                      Description
             99                        Press Release dated as of July 18, 2002




























                               Page 2 of 4 pages.
                         Exhibit Index begins on page 4.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 18, 2002                     ARCH COAL, INC.



                                          By: /s/ Robert G. Jones
                                          Robert G. Jones
                                          Vice President - Law, General Counsel
                                             and Secretary































                               Page 3 of 4 pages.
                         Exhibit Index begins on page 4.

                                  EXHIBIT INDEX


    Exhibit No.                            Description
       99                         Press Release dated as of July 18, 2002





































                                    Page 4 of 4 pages.

                                                                     Exhibit 99
News from
Arch Coal, Inc.
--------------------------------------------------------------------------------
                                                       FOR FURTHER INFORMATION:

                                                                   Deck S. Slone
                                                                 Vice President,
                                                   Investor and Public Relations
                                                                 (314) 994-2717

                                                          FOR IMMEDIATE RELEASE
                                                                  July 18, 2002


Arch Coal, Inc. reports second quarter results


Highlights:

o Net income of $2.1 million, or $.04 per share, vs. net income of $0.8 million, or $.02 per share, in 2Q01
o        Adjusted EBITDA of $62.7 million, vs. $68.3 million in 2Q01
o        Total revenues of $374.5 million, vs. $368.6 million in 2Q01
o        Coal sales of 24.9 million tons, vs. 26.7 million tons in 2Q01

     St. Louis - Arch Coal, Inc. (NYSE:ACI) today announced that it had net income of $2.1 million, or $.04 per share, for its second quarter ended June 30, 2002. In the same quarter of 2001, Arch had net income of $0.8 million, or $.02 per share.

     "Our decision to reduce production in response to weak coal demand and pricing continues to be the single most significant factor in our financial performance," said Steven F. Leer, Arch Coal's president and chief executive officer. "We remain confident that this decision is in the best interest of the company and its shareholders. However, it has had an adverse impact on our financial performance during the first two quarters of the year."

     Arch had announced in March that it would reduce production at its mining operations by an estimated 7% due to weak coal demand resulting from a very mild winter and the U.S. economic downturn. In keeping with this announcement, Arch's shipped volumes were down approximately 7% in the second quarter compared to the same period of 2001.

     Late in the quarter, Arch settled certain coal contracts with a customer that was unwinding its coal supply position and desired to buy out of the remaining terms of those contracts. These settlements resulted in a pre-tax gain of $5.6 million. Without the settlements, Arch's results would have been within the projected range announced by the company in April.

U.S. coal markets

     "Although stockpiles at coal-fired power plants remain at higher-than-optimal levels, we are optimistic about the potential for a rebound in U.S. coal markets in the near future," Leer said. "Several recent developments support that view. First, above-average temperatures during the first half of the summer have led to substantially higher air conditioning load, which has likely resulted in a draw-down of stockpiles. The summer months have been 19% warmer than normal when measured by cooling degree days. Second, U.S. coal production is down nearly 4% year to date through July 6, according to the U.S. Energy Information Administration."

     Coal supply is likely to remain constrained in the near term, especially in the eastern United States, Leer added. "Not only are eastern producers struggling to remain profitable given recent spot coal prices, but they are also facing challenges related to permitting, trucking, bonding, access to capital and insurance. Smaller producers continue to be most distressed."

     Given these trends, and the potential for a stronger U.S. economy in the year's second half, the prospects for better supply-demand balance and stronger coal pricing appear strong, according to Leer.

     "Although we are continuing to restrict production, we are seeing signs that the market is progressing towards a healthier balance between supply and demand," Leer said. In fact, coal prices have begun to move higher in recent weeks.

     "Spot pricing for eastern coal has strengthened by $1 to $2 per ton in recent weeks, and we expect further increases as the summer wears on," Leer said. "In the west, we have committed in recent weeks approximately 3 million tons of Powder River Basin coal for delivery in 2003 or 2004, at an average price of approximately $7 per ton."

     Leer  noted  that  the  company  had   participated   in  recent   contract
negotiations in a limited fashion only. "We are very comfortable with our position and feel no sense of urgency to sign contracts at current pricing levels," Leer said. "We continue to believe that the current market has far more upside potential than downside."

Operating statistics

     Regional analysis: Of the 24.9 million tons of coal that Arch sold during the second quarter, approximately 8.0 million tons originated at its eastern operations and 16.9 million tons originated at its western operations. Arch Coal had an average realized sales price of $14.40 per ton and average operating costs of $13.67 per ton. The eastern operations had an average realized sales price of $30.47 per ton and an average cost of $29.12 per ton during the quarter. The western operations had an average realized sales price of $6.85 per ton and an average cost of $6.39 per ton during the quarter. (Western operations data does not include the results of 65%-owned Canyon Fuel Company, which is accounted for on the equity method.)

     Expected sales volume for the third quarter of 2002: In the east, Arch expects to sell a total of approximately 7.4 million tons of coal in the third quarter of 2002 from its mines in Central Appalachia, excluding brokered tons. In the west, Arch expects to sell approximately 18 million tons of coal at its Black Thunder mine in the Powder River Basin of Wyoming, and roughly 1.5 million tons at the West Elk mine in Colorado, excluding brokered tons. Total sales (on a 100% basis) at Arch's 65%-owned Canyon Fuel operations in Utah are expected to be approximately 3.4 million tons for the quarter.

     Financial: Arch expects depreciation, depletion and amortization to total approximately $210 million for the full year. Capital expenditures are expected to total approximately $150 million. (Projections for depreciation, depletion and amortization and capital expenditures include Arch's ownership percentage in Canyon Fuel Company.)

Looking ahead

     "While we are enthusiastic about recent developments in the contract market, demand for spot coal in the year's second half remains relatively light," Leer said. "As a result, we do not expect to increase shipments significantly during the third quarter, traditionally our weakest earnings period. At present, we expect roughly breakeven results for the third quarter."

     Regardless of spot market activity, the fourth quarter should be stronger, but the company is not yet prepared to project earnings for that period, Leer said. "We continue to take steps to maximize the efficiency of our operations, without compromising our ability to return our mines to optimal levels of production when coal markets rebound," he added.

     Leer also noted that the performances of both the West Elk and Samples mines had improved substantially in the second quarter. "We are increasingly confident that these mines have worked through their recent challenges and will once again make positive contributions to the company's financial results once market conditions rebound," he said.

     "For the remainder of 2002, we will continue to ship most of our production under contracts that were signed during the latter half of the 1990s," Leer said. "Over the next 18 months, the vast majority of those contracts will roll off. If we are able to replace those low-priced contracts in an improved market environment, with commitments characterized by the more favorable terms and pricing that the market currently seems to be indicating, we should see significant improvements in our financial results."

     A conference call concerning second quarter earnings will be webcast live today at 11 a.m. Eastern time. The conference call can be accessed via the "investor" section of the Arch Coal Web site (www.archcoal.com).

     Arch Coal is the nation's second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch Coal provides the fuel for approximately 6% of the electricity generated in the United States.

     Definition: Adjusted EBITDA is presented above because it is a widely accepted financial indicator of a company's ability to incur and service debt. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, operating income, cash flows from operations, or as a measure of a company's profitability, liquidity or performance under generally accepted accounting principles. Adjusted EBITDA is defined as income from operations before the effect of net interest expense, income taxes, and depreciation, depletion and amortization for Arch Coal, Inc., its subsidiaries and its ownership percentage in its equity investments.

     Forward-Looking Statements: Statements in this press release which are not statements of historical fact are forward-looking statements within the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to, and expectations and assumptions deemed reasonable by, the company. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those projected in the statements. These expectations, assumptions and uncertainties include: the company's expectation of continued growth in the demand for electricity; belief that legislation and regulations relating to the Clean Air Act and the relatively higher costs of competing fuels will increase demand for its compliance and low-sulfur coal; expectation of continued improved market conditions for the price of coal; expectation that the company will continue to have adequate liquidity from its cash flow from operations, together with available borrowings under its credit facilities, to finance the company's working capital needs; a variety of operational, geologic, permitting, labor and weather related factors; and the other risks and uncertainties which are described from time to time in the company's reports filed with the Securities and Exchange Commission.

                                    Arch Coal, Inc. and Subsidiaries
                            Condensed Consolidated Statements of Operations
                                 (In thousands, except per share data)



                                                        Three Months Ended                 Six Months Ended
                                                             June 30                           June 30
                                                   --------------------------------------------------------------------
                                                   --------------------------------------------------------------------
                                                        2002          2001          2002                     2001
                                                   -------------------------------------------          ---------------
                                                           (Unaudited)                       (Unaudited)
Revenues
  Coal sales                                        $  358,990    $  350,214     $  717,585             $   710,257
  Income (loss) from equity investment                    (198)        4,247          1,070                  10,306
  Other revenues                                        15,684        14,119         24,287                  29,444
                                                   -------------  ------------   --------------         ---------------
                                                       374,476       368,580        742,942                 750,007
                                                   -------------  ------------   --------------         ---------------

Costs and expenses

  Cost of coal sales                                   340,928       332,577        688,139                 662,102
  Selling, general and administrative expenses          10,071        12,043         19,940                  25,837
  Amortization of coal supply agreements                 5,374         7,575         10,488                  15,161
  Other expenses                                         5,781         4,196         13,373                   8,525
                                                   -------------   -----------   -------------          ---------------
                                                       362,154       356,391        731,940                 711,625
                                                   -------------   -----------   -------------          ---------------
       Income from operations                           12,322        12,189         11,002                  38,382

Interest expense, net:
  Interest expense                                     (14,356)      (14,726)       (26,358)                (36,080)
  Interest income                                          314         3,386            582                   3,637
                                                   -------------   -----------   -------------          ---------------
                                                       (14,042)      (11,340)       (25,776)                (32,443)
                                                   -------------   -----------   -------------          ---------------

       Income (loss) before income taxes                (1,720)          849        (14,774)                  5,939
Benefit from income taxes                               (3,800)            -         (9,500)                 (1,000)
                                                   -------------   -----------   -------------          ---------------
       Net Income (loss)                          $      2,080     $     849     $   (5,274)            $     6,939
                                                  ==============   ===========   =============          ===============

Earnings (loss) per common share
   Basic                                          $       0.04     $    0.02     $    (0.10)            $     0.16
   Diluted                                        $       0.04     $    0.02     $    (0.10)            $     0.15
                                                  ==============   ===========   ============           ===============

Weighted average shares outstanding

   Basic                                                52,377        48,194         52,367                 44,721
   Diluted                                              52,672        49,585         52,591                 45,107
                                                  ==============   ===========   =============          ===============

Dividends declared per share                      $     0.0575     $  0.0575     $   0.1150             $   0.1150
                                                  ==============   ===========   =============          ===============

Adjusted EBITDA (A)                                 $    62,658    $    68,274   $  111,795             $   148,586
                                                  ==============   ===========   =============          ===============


(A) Adjusted EBITDA is defined as income from operations before the effect of net interest expense; income taxes; and depreciation, depletion and amortization for Arch Coal, Inc., its subsidiaries and its ownership percentage in its equity investments.



                                             Arch Coal, Inc. and Subsidiaries
                                          Condensed Consolidated Balance Sheets
                                                      (In thousands)

                                                                                    June 30,               December 31,
                                                                                      2002                     2001
                                                                              --------------------------------------------
                                                                                   (Unaudited)

Assets
  Current assets
    Cash and cash equivalents                                                  $           1,343       $         6,890
    Trade receivables                                                                    145,970               149,956
    Other receivables                                                                     32,318                32,303
    Inventories                                                                           76,084                60,133
    Prepaid royalties                                                                      2,460                 1,997
    Deferred income taxes                                                                 23,840                23,840
    Other                                                                                 11,118                14,337
                                                                              --------------------------------------------
                              Total current assets                                       293,133               289,456
                                                                              --------------------------------------------

Property, plant and equipment, net                                                     1,406,681             1,396,786
                                                                              --------------------------------------------

Other assets
    Prepaid royalties                                                                     51,116                35,216
    Coal supply agreements                                                                70,936                81,424
    Deferred income taxes                                                                202,178               195,411
    Investment in Canyon Fuel                                                            153,978               170,686
    Other                                                                                 45,021                34,580
                                                                              --------------------------------------------
                                                                                         523,229               517,317
                                                                              --------------------------------------------
                              Total assets                                     $       2,223,043        $    2,203,559
                                                                              ============================================

Liabilities and stockholders' equity
  Current liabilities
    Accounts payable                                                           $        124,036         $       99,081
    Accrued expenses                                                                    141,004                134,062
    Current portion of debt                                                               6,497                  6,500
                                                                              --------------------------------------------
                              Total current liabilities                                 271,537                239,643
  Long-term debt                                                                        790,641                767,355
  Accrued postretirement benefits other than pension                                    323,571                326,098
  Accrued reclamation and mine closure                                                  127,557                123,761
  Accrued workers' compensation                                                          82,631                 78,768
  Accrued pension cost                                                                      839                 22,539
  Obligations under capital leases                                                          519                  8,210
  Other noncurrent liabilities                                                           61,517                 66,443
                                                                              --------------------------------------------
                              Total liabilities                                       1,658,812              1,632,817
                                                                              --------------------------------------------

Stockholders' equity
    Common stock                                                                            527                   527
    Paid-in capital                                                                     835,716               835,427
    Retained deficit                                                                   (250,631)             (239,336)
    Treasury stock, at cost                                                              (5,047)               (5,047)
    Accumulated other comprehensive loss                                                (16,334)              (20,829)
                                                                              --------------------------------------------
                              Total stockholders' equity                                564,231               570,742
                                                                              --------------------------------------------
                              Total liabilities and stockholders' equity       $      2,223,043        $    2,203,559
                                                                              ============================================





                                         Arch Coal, Inc. and Subsidiaries
                                 Condensed Consolidated Statements of Cash Flows
                                                  (In Thousands)

                                                                                   Six Months Ended
                                                                                       June 30,
                                                                     ----------------------------------------------
                                                                          2002                           2001
                                                                     ---------------                ---------------
                                                                                      (Unaudited)

Operating activities
Net income (loss)                                                  $     (5,274)                  $      6,939
Adjustments to reconcile to cash
     provided by operating activities:
  Depreciation, depletion and amortization                               86,589                         89,109
  Prepaid royalties expensed                                              3,674                          3,304
  Net gain on disposition of assets                                        (607)                        (3,862)
  Income from equity investment                                          (1,070)                       (10,306)
  Net distributions from equity investment                               17,778                         27,245
  Changes in:
      Receivables                                                         3,971                            962
      Inventories                                                       (15,951)                        (3,701)
      Accounts payable and accrued expenses                              13,898                         (4,081)
      Income taxes                                                       (9,640)                        (7,639)
      Accrued postretirement benefits other than pension                 (2,527)                        (9,174)
      Accrued reclamation and mine closure                                3,796                         (2,325)
      Accrued workers' compensation benefits                              3,863                          1,619
      Other                                                              (1,029)                        (3,146)
                                                                     ---------------                ---------------

    Cash provided by operating activities                                97,471                         84,944
                                                                     ---------------                ---------------

Investing activities
Additions to property, plant and equipment                              (96,089)                       (64,635)
Proceeds from dispositions of property, plant and equipment               2,162                          4,595
Additions to prepaid royalties                                          (20,037)                       (20,114)
                                                                     ---------------                ---------------

    Cash used in investing activities                                  (113,964)                       (80,154)
                                                                     ---------------                ---------------

Financing activities
Net proceeds from (payments on) revolver and lines of credit             23,283                        (247,841)
Payments on term loans                                                        -                        (135,000)
Debt financing costs                                                     (8,127)                              -
Proceeds from sale and leaseback of equipment                             9,213                               -
Reductions of obligations under capital lease                            (7,691)                         (1,274)
Dividends paid                                                           (6,021)                         (5,524)
Proceeds from sale of common stock                                          289                         380,985
                                                                     --------------                 --------------
    Cash provided by (used in) financing activities                      10,946                          (8,654)
                                                                     ---------------                ---------------

Decrease in cash and cash equivalents                                    (5,547)                         (3,864)
Cash and cash equivalents, beginning of period                            6,890                           6,028
                                                                     ---------------                ---------------

Cash and cash equivalents, end of period                             $    1,343                     $     2,164
                                                                     ===============                ===============


Canyon Fuel Company cash flow information (Arch Coal ownership percentage)
  Depreciation, depletion and amortization                               14,204                          21,095
  Additions to property, plant and equipment                             (5,021)                         (5,740)